Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	CONTACT: Alison Griffin
May 31, 2012	804-217-5897

DYNEX CAPITAL, INC. TO ELIMINATE
EXCESS INCLUSION INCOME

GLEN ALLEN, Va.--Dynex Capital, Inc. (NYSE: DX) announced today that the Company is implementing a restructuring of the ownership of certain legacy securities in the Company’s investment portfolio by contributing these securities to its taxable REIT subsidiary (“TRS”).  This contribution is expected to eliminate excess inclusion income to the Company.  Excess inclusion income may be characterized as unrelated business taxable income (“UBTI”) to the Company’s tax-exempt investors although the determination of whether such income is UBTI is based on a facts and circumstances analysis by the investor.   The Company will pay income taxes due on any excess inclusion income generated by these legacy securities and such amount is not expected to be material to the Company.
The Company has no intent to purchase additional excess inclusion income producing assets and has not acquired an asset generating any excess inclusion income since 2002. The restructuring is intended to remove the exposure of UBTI to the Company’s tax-exempt investors and to enable the Company’s common stock to continue to be eligible for inclusion in the Russell Indexes.
Dynex Capital, Inc. is an internally managed real estate investment trust, or REIT, which invests in mortgage assets on a leveraged basis.  The Company invests in Agency and non-Agency RMBS and CMBS.  The Company also has investments in securitized single-family residential and commercial mortgage loans originated by the Company from 1992 to 1998.  Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the business of Dynex Capital, Inc. that are not historical facts, such as the Company’s continued eligibility for inclusion in Russell Indexes and the materiality of the income taxes which may be due on the Company’s ownership of securities which generate excess inclusion income, are “forward-looking statements” that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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